Exhibit 99.2

2007 Year End Q4-2007 Earnings Conference Call Transcript

March 17, 2008

2:00 pm Pacific Time

Operator:	Ladies and gentlemen thank you for standing by and welcome to the Autobytel Announces the 4th Quarter and Fiscal Year 2000 [Correction: 2007] Financial Results.

All lines have been placed on mute to prevent any background noise. After the speaker remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you’ve already done so, please press the pound sign now. Then, press star 1 again to ensure your question is registered.

Thank you. I would now like to turn the conference over to Mr. Brogan. Sir you may begin your conference.

Larry Brogan:	Thank you. Good afternoon and welcome to Autobytel’s 2007 4th Quarter and Year End conference call. With us on the line today are Jim Riesenbach, Autobytel’s President and Chief Executive Officer and Monty Houdeshell, the company’s Chief Financial Officer.

Before we begin, I’d like to remind you that during today’s call, including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the Safe Harbor statement contained in today’s press release and in the company’s public filings with the Securities and Exchange Commission.

Please note that actual events or results may differ materially from those forward-looking statements. Specifically, please refer to the company’s Form 10-K for the year ended December 31, 2007. This filing identifies the principal factors that could cause results to differ materially from those forward-looking statements.

Now, I’d like to turn the call over to Jim.

Jim Riesenbach:	Thank you, Larry, and thanks everyone for joining us today. After a few brief comments, I’ll turn the call over to Monty for a detailed discussion of our fourth quarter financial results.

As you know, the sale of our AVV business in January represented the culmination of an almost two-year strategic process during which we have transformed Autobytel into a highly focused company, one that we believe is well-positioned to capture the many high growth opportunities that exist today in the automotive Internet category. During that time, we established a new leadership team, we developed and refined our business strategy and focus, we divested non-core businesses, we launched our new consumer web brand, MyRide.com, we introduced multiple value added products and services to our dealer and manufacturer network, we took major action to create a more stable, flexible and scalable infrastructure and we outlined what we believe is a clear path to profitability.

While we are still in the midst of what I consider a marathon and not a sprint, I want to acknowledge the hard work of the entire Autobytel team for bringing us to this important point in our evolution. We’ve made significant progress and I’m proud of what we’ve accomplished to date. At the same time there is still much work to be done to complete the turn around and to position the company for long-term sustainable growth and profitability. Although our operational achievements thus far have been substantial, I will be the first to state that we are still far from where we want to be with our financial results.

During the second half of 2007, as we continued to assess our long-term goals and opportunities, we felt it prudent to make an important strategic decision, primarily implemented in the fourth quarter, that has caused what we believe is a temporary setback to our advertising revenue and will likely take a couple of more quarters to work through before we’re able to restore meaningful ad revenue growth. Our decision was based upon our reassessment of the Internet automotive ad marketplace and Autobytel’s position in that market during the 2008 up fronts. Our assessment, as well as direct feedback from our clients, made it clear that, similar to the way the leads business has evolved, advertising quality is measured by a number of key performance indicators, has become the key determinant of spending growth and CPMs for the top automotive ad spenders.

Unfortunately over recent years Autobytel’s performance had declined primarily due to increases in the mix of lower quality third party traffic sources that were part of the network’s ad delivery. While we continue to strongly believe that MyRide will generate increasing levels of high quality traffic without the need to resource large amounts of third party traffic, given this trend and feedback, we made the decision to eliminate virtually all of the lower quality inventory and to place our focus on improving performance as the critical path for long-term growth. As a result, we currently anticipate relatively flat advertising revenue in the first quarter of this year, and we believe the majority of our advertising growth will be realized later in 2008. Most importantly, we believe these actions, while difficult, have laid the foundation to allow for strong long-term growth and expansion in our advertising business. In addition, despite the industry pessimism for retail new car sales, we remain cautiously optimistic for modest growth of lead revenue in the first quarter of 2008. Importantly, we also remain committed to our longstanding goal of reaching cash flow break even, before working capital and CapEx requirements before the end of the second quarter of this year, although with the recent divestiture of AVV, it is unlikely we will achieve this measure of positive cash flow for the second quarter as a whole.

And although visibility into the second half of the year is somewhat limited given macroeconomic uncertainties and the inherent difficulty in predicting website traffic, we are also continuing to strive to reach GAAP profitability by the end of 2008.

I’d now like to turn the call over to Monty to provide specific details about our fourth quarter financial results and then I’ll come back to update you on our major top-line growth initiatives as well as our efforts to further streamline our operations. Monty.

Monty Houdeshell:	Thank you, Jim. Before I begin, I would like to briefly discuss the restatement of our consolidated financial statement that appears in the 2007 Form 10-K that we filed today. The restatement covers the fiscal quarters ended March 31, June 30 and September 30, 2007.

In prior filings with the SEC, we disclosed that we have been responding to comments from the Securities and Exchange Commission regarding the accounting treatment for the patent litigation settlement with Dealix Corporation. We are happy to have now come to resolution on this matter. The company has revised its accounting for the quarter ended March 31, 2007 by recognizing a net increase of $2.1 million in the recorded settlement. This had previously been deferred. In addition, for the quarters ended June 30 and September 30, 2007 the company has revised its accounting by reversing approximately $300,000 in each period related to the previously recorded amortization of deferred liability and discount on future payments and by reversing the previously recorded receivable and related deferred liability.

Please note that this restatement and the change in accounting treatment does not change any terms or economics relating to the original settlement with Dealix Corporation. More information about the restatement is detailed in note 13 of our consolidated financial statements in the 10-K, as well as Form 8-K that we filed today.

Additionally, before I discuss our results, please remember that, for purposes of our financial reporting, revenues and expenses associated with our Retention Performance Marketing and AIC businesses, which we sold in 2007, and our AVV business, which we sold in January of this year, have been reported as discontinued operations.

As Jim noted, our fourth quarter revenue came in on the low side of our expectations because of our initiative to improve advertising traffic quality across Autobytel’s network. Revenue of $18.9 million in the 2007 fourth quarter was down approximately 8% from $20.4 million in the 2006 fourth quarter and down approximately 14% compared with $21.9 million in the third quarter of 2007. Revenue from lead referral was up slightly year over year, offset by a 43% decrease in advertising revenue.

Approximately 84% of revenue came from lead referral in the fourth quarter of 2007, with 15% generated from advertising. By comparison, leads represented 75% of fourth quarter 2006 revenues, while advertising represented 25%. Over the next three to five years, we expect advertising to surpass lead fees as our majority source of revenue. Both lead and advertising revenue were sequentially weaker in the fourth quarter of 2007 as a result of anticipated normal seasonality in the automotive category.

In addition, with the reduction of our advertising pageviews and impressions related to the quality initiative previously discussed, advertising was down substantially. We delivered approximately 723,000 purchase requests in the fourth quarter of 2007, up from 626,000 in the same period last year, but down from 825,000 in the third quarter of this year. The increase from last year is primarily attributable to our new multiple lead distribution technology, while the sequential decrease resulted from expected seasonality.

In the fourth quarter of 2007 approximately 61% of these purchase requests were delivered to retail dealers compared with 70% one year ago, 39% of these purchase requests were delivered to enterprise dealers and auto manufacturers in the fourth quarter of 2007, versus 30% in the fourth quarter of last year.

Average revenue per purchase request came in at $18.30 in the fourth quarter of 2007, compared with $19.92 in last year’s fourth quarter, and up from $17.65 in the preceding 2007 third quarter. This year over year decline primarily reflects an increase in the mix of wholesale purchase requests that typically generate a lower average price. On a sequential quarter-over-quarter basis, the mix was skewed in the other direction, toward retail.

Finance leads declined this quarter as a result of lower availability of total leads in the marketplace and some disruption to the supply of affiliate leads by auction based models. At this time, it is unclear whether these lead exchange models will continue to grow and will take hold.

We drove 148,000 finance leads in the fourth quarter of 2007, compared with 179,000 in last year’s fourth quarter and 180,000 in the third quarter of this year. Although the number of finance leads declined, the average revenue per finance lead grew for the fourth consecutive quarter to $18.14 from $15.68 in the 2006 fourth quarter and $16.74 in the third quarter of 2007. The sequential increase relates primarily to the mix of retail versus wholesale placement. As a result, finance lead revenue was $2.7 million in the 2007 fourth quarter, versus $2.8 million in the 2006 fourth quarter, and $3 million in the third quarter of 2007.

Page views during the 2007 fourth quarter were 70.8 million down 32% from last year’s fourth quarter and down 29% from the third quarter of 2007. The year over year decline and ad page views during the quarter was primarily the result of the aforementioned elimination of low quality third party traffic.

Revenue per thousand page views was $36.87 in the fourth quarter of 2007, versus $43.79 in the fourth quarter of 2006 and $41.15 in the third quarter of 2007. This primarily relates to lower advertising rates, or CPMs, from our existing advertising clients, as well as traffic increases in certain lower CPM areas of our site.

As Jim previously mentioned, due to the low quality of traffic provided by certain traffic acquisition sources, the ad performance across our network had been declining. In turn this generated increasing pressure from advertisers to reduce advertising rates and improve performance. As a result, we made the decision to completely eliminate these low quality traffic sources. Since then, our ad performance has improved substantially. While we have received positive feedback from our advertisers, it will likely take a few quarters to recover our CPM rates.

Moving on to our expense items, cost of revenue, which includes lead and traffic acquisition costs totaled $13 million or 69% of revenue in the fourth quarter of 2007 compared with $10.7 million or 52% of revenue in last year’s fourth quarter and $15 million, or 68% of revenue, in the third quarter of 2007. We spent approximately $2.9 million in Q4 for marketing, acquiring and attracting traffic and search-based leads, to

MyRide and the Autobytel legacy sites. With the elimination of the low quality traffic sources, certain traffic acquisition strategies became more expensive during the quarter. Specifically, approximately $1 million was invested in Q4 on display ad campaigns for initial programs to market MyRide.com.

These initial tactics were less effective than we had hoped and the spending was curtailed during the quarter in order to further refine and test the marketing program.

Approximately $1.3 million was spent in Q4 on search engine marketing, predominantly to drive page views and leads from our legacy sites. While we are continuing the extensive technical work necessary to migrate most of our SEM spend to the MyRide site, only a small percentage of our investment in SEM was directed to MyRide during the fourth quarter.

Cost of revenue as a percentage of total revenue held relatively steady on a sequential basis, but was higher than in the prior year, as we continued to source a larger number of third party leads to meet dealer and OEM demand. At the same time, the cost of acquiring the best quality third party leads continued to rise. Additionally, depreciation and amortization costs related to MyRide added approximately $700,000 to cost of revenue in the 2007 fourth quarter.

It’s also important to remember that the mix between higher margin advertising revenue and lower margin lead revenue skewed toward lead revenue this quarter, while lower margin leads sold to OEMs outpaced leads sold at retail.

Total operating expenses in the 2007 fourth quarter declined by 14% from last year’s fourth quarter, but were up 7% from the third quarter of 2007.

The year over year reduction in operating expenses primarily reflected lower general and administrative costs related to our cost management initiatives and lower legal and consulting expenses. The sequential increase related principally to approximately $900,000 in severance and related costs that resulted from head count reductions made in the fourth quarter of 2007.

Our loss from continuing operations was $6.3 million in the fourth quarter of 2007, and included a $4.0 million benefit related to the sale of our interest in Autobytel Japan. This compared with a $9.1 million loss from continuing operations in the year ago period.

Our net loss in the fourth quarter of 2007 was $4.4 million or $0.10 cents per share. In the fourth quarter of 2006, our net loss was $7.3 million or $0.17 cents per share.

Non-cash share based compensation in the fourth quarters of 2007 and 2006 amounted to $1.0 million and $1.4 million, respectively.

Total capital spending in the quarter was approximately $400,000, principally related to infrastructure projects. There were minimal capital expenditures related to MyRide. As we described last quarter, our MyRide spending is now primarily focused on marketing the site to consumers.

Before moving on to our balance sheet, I’ll provide a very quick recap of our results for the full year. Revenue of $84.4 million was down slightly from $85.1 million in 2006, primarily as the result of reduced advertising revenue in the fourth quarter of 2007. Our loss from continuing operations was $17.3 million in 2007, a marked improvement over a loss from continuing operations of $37.3 million in 2006.

Our net loss for 2007 was also reduced sharply to $5.4 million or 12 cents per share from $31.5 million or 74 cents per share in 2006. The 2007 net loss benefited from the gain on discontinued operations, the sale of our interest in Autobytel Japan and patent litigation settlement.

Autobytel’s balance sheet remains healthy. We finished the year with approximately $28.3 million in cash, cash equivalents and short-term investments. And in January of this year, we received cash proceeds of $21.9 million from the sale of AVV. As such, we are extremely comfortable with our ability to fully fund and implement our growth initiatives.

Now I’ll turn the call back to Jim for an update on our recent activities. Jim?

Jim Riesenbach:	Thanks Monty.

I’d like to use this segment of the call to bring you up to date on the three major revenue growth opportunities we discussed last quarter, and then I’ll review our cost savings initiatives. From there, we’ll open up the call to your questions.

First, as you’re aware, the used car market is an important growth segment for us and we’re expanding our efforts in this market at an advantageous time. Not only is the total used car market larger in size than the new car market, but dealers typically make more money on the sale of a used car versus the sale of a new car. For this reason, when a consumer enters a dealership with a budget and the intention of purchasing a new vehicle, approximately one-third of the time they actually leave the lot with a used vehicle. In 2007, new car sales hit their lowest annual levels in the past nine years, while used car sales actually increased by more than 6% in December 2007 over the prior December.

We believe the current U.S. economic environment is playing a major role in this trend, which will likely continue for the foreseeable future. In fact, our most recent internal data shows that when landing on the MyRide home page, one of the top consumer activities has become searching for used vehicles.

Our used car listings on MyRide now total approximately 3.7 million, compiled from across the Internet. Our premier listings, which occupy the top spots on our used car listings, are supplied by dealers who pay us for leads on a performance basis, paying only for the leads they actually receive. These listings utilize a dedicated, trackable phone number so the consumers can contact the dealer directly, which is the preferred method for used car shoppers.

We’re now working to rapidly increase the number of partner dealers who provide their used car inventories to our network and MyRide, as these dealers realize the significant benefits of our innovative pay-per-call model.

We believe that MyRide and our innovative dealer programs have successfully positioned Autobytel as a growing force in the used car marketplace, and that over time, used cars can grow to represent well over a third of our lead business, up from less than 10% in 2007.

The second revenue growth driver we’ve discussed focuses on diversifying and expanding our mix of advertisers, principally into tier two and tier three automotive markets. That is, the regional dealer associations and the local dealers. We understand the automotive business and the economics of auto dealerships and we know that in addition to providing them with high quality leads, we need to be on the cutting edge of providing products and services that make it easier for them to sell more cars, more efficiently.

Our extensive and growing dealer network is one of Autobytel’s greatest assets, one we plan to leverage by continually providing dealers with new and innovative programs that help them to most efficiently sell more cars and services, while also creating new and growing revenue streams for Autobytel. For instance, we’ve recently launched our new local advertising product called LocalConnect and we’ve been pleased with the initial reception among the dealer community.

Regional dealer association, or Tier 2 advertising, is another fast growing area of Internet spending. The regional associations cumulatively spend almost $7 billion on all media and are rapidly moving their dollars online, in a number of cases being driven and supported by the manufacturers themselves. Autobytel and MyRide are now well positioned to tap into those opportunities supported by our expanded capabilities to locally target all of our ad inventory. We already have several initial Tier 2 ad buys in place, and we expect more over the course of 2008.

In addition to expanding our Tier 2 and Tier 3 advertising base, we’re working to expand horizontally to gain advertising penetration into aftermarket categories such as parts, accessories and service as well as finance and insurance. While we expect this type of spending and growth to be slower to move to the web than Tier 2 and 3, we believe that the broad range of content and consumer experiences on MyRide will create an excellent environment for these advertisers.

One of the most exciting new projects we’ve launched recently is the AutoReach ad network, which brings together advertisers and third party Web publishers visited by millions of in-market automotive consumers. Advertising spending on the Internet among auto marketers continues to grow, and we believe AutoReach will provide them with an additional supply of high quality ad inventory, while giving our participating network publishers the ability to generate revenue by better monetizing their traffic. Already, sites like Overstock.com and AutoMall.com have joined the network, while a number of the country’s major automotive manufacturers and top insurance agencies are currently advertising across the network to take advantage of the ability to target in-market and prospective car buyers.

This ad network was made possible by our ability to leverage our relationships with major automotive advertisers and the highly scalable infrastructure we created for MyRide, which is now capable of serving and tracking thousands of ad campaigns across multiple sites.

Finally, our core growth opportunity is to grow traffic and ad impressions on our owned and operated sites.

In the short term, as we’ve already described, page views this quarter were negatively impacted by our decision to eliminate our low quality traffic to improve the performance of our advertising. This is very similar to the process we went through in our leads business during the second half of 2006 and early 2007. You may recall that prior to that time the company had been continually losing dealers because of a continuing decline in the quality of our leads. As a result, we made a decision to eliminate dozens of lower quality lead sources, which had the expected effect of temporarily lowering our lead revenue. But we believe this decision has benefited the company as today we’re delivering high quality leads to a growing dealer base and we’ve significantly improved our opportunity and ability to sell more products and services into our dealer network.

We’re following the same strategy in our advertising business. Such is the nature of this turn around that we’ll sometimes find it necessary to sacrifice short term results to build long term value. We believe these steps are necessary to ensure that our advertisers obtain the greatest possible performance and ROI on their marketing spend with us.

As we said last quarter, our internal monitoring suggests that we made the right decision, and we’ll need to be a bit more patient as our network page views and ad impressions begin to ramp back up.

To that end, our focus over the next several quarters will be on driving increased traffic to our sites, getting consumers to initiate trial of MyRide.com, enhancing consumer engagement, and transitioning traffic from the Autobytel legacy sites to MyRide.com.

Although the MyRide traffic is still in its infancy, we’ve seen significant and steady improvement in our engagement metrics. We’ve gone from a standing start to daily average page views per visit that are on par with our legacy sites. Our goal of course is to see significantly greater engagement and we believe the trends support our ability to do that. In fact, our largest co-brand distributor, ESPN, currently averages over 12 page views per visit as the result of driving traffic to specific areas of MyRide.

When we built the MyRide platform, we incorporated a sophisticated business intelligence infrastructure that allows us to understand how people are using the various elements of the site with an eye toward continuous improvement of the consumer experience, as well as more effective revenue optimization.

We plan to continue improving and enhancing MyRide.com as we drive toward making it the Internet site of choice for automotive consumers and car lovers. In the last month or so, based on usage metrics and consumer feedback, we revised the home page to add greater utility and to increase engagement.

Over the coming month we plan to significantly enhance the auto buying experience on MyRide to facilitate better and deeper navigation through the research and buying funnel, as well as simplifying crossover navigation between related car makes and models, with the expected result of increasing engagement and pageviews on these high value advertising areas of the site.

Following closely on the heels of our buying experience improvements, we expect to take a major step forward to improve our search experience. We believe that vertical search is a cornerstone of the unique MyRide.com consumer proposition, and as such we are focusing resources on features that will further enhance the automotive search experience on the site.

Finally, we plan to expand our community platform with better and more integrated capabilities to provide a deeper and more rewarding experience to our community of users and to make MyRide a more attractive environment to the thousands of automotive bloggers that populate the web.

We will continue our consumer marketing campaign to ensure that a growing base of users are becoming familiar with and initiating trial on MyRide.com and we will continue to take steps to make our marketing and SEM spend much more effective.

We’ve engaged a top-notch search marketing firm to help manage our purchase of keywords, transition off of our legacy in-house SEM platform, and to advise us on modifications to the site to make that spend more efficient. We are currently employing an integrated campaign of search engine marketing, banner ads and e-mail marketing to bring first time users to the site. Thus far, e-mail campaigns have been our most successful marketing efforts generating strong clickthroughs and engagement levels from our base of over nine million active consumers.

We’re continuing to evaluate ways to expand these activities, and we’re fine-tuning our marketing efforts based upon rigorous performance and ROI analysis of the various programs, enabled by our new business intelligence infrastructure.

I’ll finish with an update on our expense management and business process improvement activities. As noted in today’s earnings release, we’ve already taken actions to remove approximately $10 million in annual costs from the organization, primarily in the form of head count reductions, bringing us more in line with similar companies of our size and scope. All in all, we expect to be about $15 million leaner on an annual basis by the end of this year. Much of this has been made possible by the streamlining and simplifying of our business, which has occurred over the past year, particularly the divestiture of our non-core businesses.

Further supporting our operational efficiency has been the ongoing implementation of automation in a number of areas. For instance, we recently completed the first phase of a new ad inventory and traffic system and completed the implementations of our multi-lead distribution system and our pay-per-call system.

We’re continuing our work on the infrastructure, making additional business process changes and updating those systems that are currently inefficient or obsolete.

All of these activities are aimed at an increase in our operational efficiency and bringing needed scalability to our business.

As I’ve said often, and earlier on this call, this turn around is truly a marathon—not a sprint. We face many challenges and executing on the turn around of the company but I’m convinced we’re on the right path. As we faced up to the challenges and the difficult decisions and their short term impacts, we strongly believe that our actions have positioned the company for long-term growth and profitability.

We have numerous opportunities before us in a high growth and high opportunity category and we plan to take full advantage of those opportunities as we continue our efforts to improve efficiencies, grow MyRide.com into a top tier automotive Web site, further develop and enhance the products and services that will serve our strong and growing dealer, manufacturer and advertiser base, and as we work diligently to enhance shareholder value.

That concludes my comments. Operator we’re ready to take questions now.

Operator:	At this time, I would like to remind everyone in order to ask a question simply press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Again, to ask a question press star 1.

Your first question comes from the line of Steve Denault from Northland Securities.

Steve Denault:	Good afternoon, everybody.

Jim Riesenbach:	Hi, Steve.

Steve Denault:	You’ve provided a little bit in the way of color regarding the first quarter, I think you had mentioned we should anticipate ad revenue to be flat relative to the fourth quarter, and then lead revenue up modestly which is seasonally related I would imagine. Let me ask this, I mean, how many new car dealerships were there in the quarter? Was there any significant change on a sequential basis?

Jim Riesenbach:	Steve, no. The answer is that we were relatively flat in fourth quarter relative to third quarter. Fourth quarter is typically the weakest quarter from a seasonal basis and we pretty much maintained our dealer base during that period.

As far as your question, yes, I would say that on the advertising side we would expect that this quarter will be relatively flat, that the lead base is modestly improving and some of that’s seasonal but we’re also seeing some continued improvement from our multi-lead distribution system that we implemented during 2007.

Steve Denault:	Okay. Should we anticipate continued softness in the finance leads?

Jim Riesenbach:	I would say that we’re basically watching that very, very closely. I would say that we don’t see any signs that would point to significant change over the next couple of quarters.

Steve Denault:	Okay. I missed your comment about page views. What were the page views in the quarter?

Monty Houdeshell:	70.8 million.

Steve Denault:	Okay. Where do we stand from an employee count exiting the fourth quarter?

Jim Riesenbach:	We exited the quarter at about 250 employees.

Steve Denault:	So what was realized in terms of if you have to sort of try to assess it in a vacuum - the cost savings realized in the quarter and how should we think about operating expenses heading into the first quarter versus fourth quarter?

Monty Houdeshell:	We would expect to see some continuous improvement over the year, quarter to quarter, although there will still be some noise in the fourth [CORRECTION: First] quarter, we’ll have some additional severance related costs in the first quarter and it’s probably not until the second quarter that we see the significant change in operating expenses and then we have additional, committed to additional cost reductions in the balance of the year after the second quarter.

Steve Denault:	Okay.

Jim Riesenbach:	Steve, I also just want to add I just gave you the number of 250 for our head count, that was net of the AVV folks that actually exited right after the start of the year.

Steve Denault:	Okay. All right. You made reference to, a little bit in the way of traffic spend associated with MyRide and it sounds like maybe it wasn’t quite as productive as you had hoped. What do you see there and how are you going to go about trying to create that awareness that’s so important for MyRide?

Jim Riesenbach:	Well we basically, one thing that we started with was we built a pretty sophisticated business intelligence infrastructure so we could see what was performing and what was not performing and we went out to market with a number of campaigns that we ran on across a wide variety of networks and we found that those banner campaigns were less effective than we would have hoped, but what we found is that there were a couple of pieces of creative, on a couple of networks that performed very well.

So what we did was we retrenched and we took a strategy that’s more in line with some of the direct marketing sites that have been very effective online, sites like LowerMyBills.com and LendingTree that have basically taken approach of developing a high volume of creative approaches and basically testing them all out there and measuring. And so we basically pulled back and now we have a slightly different approach which is that we’re developing dozens and dozens of different creatives running them on different networks and we’re testing them and refining them around the campaigns that we actually see in real time to be most effective and we believe that that’s going to be a better model for us than to try to do something more akin to more traditional brands.

Steve Denault:	Okay. I’m going to switch gears real briefly here, can you remind me what the page views were for the company in the fourth quarter of 2006?

Monty Houdeshell:	Yes.

Jim Riesenbach:	Give us one second.

Monty Houdeshell:	Let’s see, I can tell you that the 70.8 million that we had in the 2007 fourth quarter were down 32% from last year’s fourth quarter. I can give you the absolute number in just a second. It was, yeah, 104.8 million.

Steve Denault:	What would you attribute most of the weakness in the quarter to from a purely page view standpoint? Is it, what would you attribute it to?

Jim Riesenbach:	Basically Steve, what we saw was that as - and I said this earlier on the call – as we started to look at the marketplace during our up front where we go out and talk to our manufacturers and we start to look at our performance, we saw that Autobytel performance had been continuously trending downward, and these were performances that the manufacturers primarily measure according to their own set of KPIs or Key Performance Indicators. Once we saw that, we really came to terms with the fact that some of the page views and inventory that we had been generating using third parties was fundamentally weak, and that was basically pulling down our performance to a point that we didn’t feel it was going to be sustainable or provide us the right long-term opportunity to grow our business, grow our relationships and grow our CPMs with the manufacturers and our other clients.

So we made an intentional decision to pull back that low performing inventory out of our network and we recognized that there would be a top line impact but that it was going to be important to building that long-term business opportunity to grow our ad business and our performance has improved very significantly since we had pulled out that inventory.

Steve Denault:	Okay. Thank you.

Operator:	Your next question comes from the line of George Grose with American Capital.

George Grose:	Good afternoon. Maybe you can backtrack a little bit in terms of your, I guess your cash flow guidance and the, you know, the GAAP EPS guidance, which is if I understand it correctly, relatively unchanged from last quarter, now that you’re getting less revenues on the advertising side, what are you doing to compensate, to be able to maintain that guidance there?

Monty Houdeshell:	Right. As you just said George our targets are cash flow break even in the second quarter and GAAP by the end of the second quarter and GAAP profitability by the end of the year, those are the targets that management set some time ago and that we’re striving diligently to achieve. The first one, cash flow break even, is a function of the cost reduction initiatives that we have already implemented that were part of our $15 million cost reduction plan and our ability to accelerate perhaps some of those or identify new ones that we had not yet implemented yet and our ability to spend more effectively on SEM to ramp our advertising revenue back up as we go through the year.

George Grose:	Okay. So, I guess that it looks like it’s a combination of those, I mean and you’re looking to maybe cut costs a little deeper there.

Monty Houdeshell:	Well it, as you say it’s a combination of cost reduction and more effective marketing spend to put our advertising revenue back on track.

George Grose:	Okay. Okay. And then, how much of your traffic comes from paid search, should you give that out or?

Jim Riesenbach:	No, we haven’t given that specifically but it is a significant piece and we’re in the midst of a major transformation on our paid search model where we’ve engaged with an agency so that we plan to move off of our, the legacy platform that had been utilized here for search marketing and we believe in the long haul to be much more effective with that search marketing as we complete this transition over the coming month or so.

George Grose:	And what would you say is the target, is it like 20%, is that, would that be a target or…?

Jim Riesenbach:	We really look at it on an ROI basis and we have a number of factors that go into that ROI including the advertising page views, the quality of those page views and the leads that are generated off of those page views. So, if we can acquire page views at a positive ROI we would continue to do that.

George Grose:	Okay. And then when do you plan on, like when do you see kind of a pick up in your, I guess, used car leads? I mean I think you talked about the 90-10 mix or so? When do you plan on getting more used car leads, because I think that would help with the traffic there.

Jim Riesenbach:	Yeah. There’s a couple of factors there George. One is that as MyRide grows in its traffic that’s where we have the full used implementation and as MyRide grows in its traffic we expect that to grow. At the same time, we are looking to work with some of our affiliates that we purchase new car leads from to purchase used car leads over the course of this year. So,we do expect that we’re going to see a gradual ramp up. I don’t expect that there’s going to be an overnight turn around, but I do expect that as a percentage of our total leads that we’re going to see an improvement in used over the next few quarters.

George Grose:	Okay. And I guess on the revenue side here, looking at your two segments, one on the advertising side, is the reduction in your revenues and also your, sort of, your guidance going forward, is that just really mainly due to maybe you’re using a more effective search or does that have any, is the economy, does that have anything to do with it, the slowing of the economy?

Jim Riesenbach:	No, quite frankly we’re not seeing a significant impact from the economy. What, the way we had envisioned this rolling out was that as we pulled back on some of our lower performing inventory in the fourth quarter we had hoped that we were going to see more effectiveness in our marketing efforts to build MyRide as an offset. We had some challenges in the initial phase of getting MyRide traffic built and so what’s happened is we’ve taken a, you know, what we believe is a temporary setback in our traffic which as we said will probably continue through this quarter.

So, but we don’t believe that there’s a lot of, you know, ancillary elements to this that are outside of our control. We do think that it’s very critical for us to show our clients, primarily the OEMs, which are the dominant advertising revenue stream right now, that we are able to deliver a consistent high quality performance in our advertising and that’s by comparison in their metrics to our competitors and against their existing KPIs which we understand and are working to improve and we believe we are improving.

George Grose:	Okay. Maybe the last question and then the impact of the economy on your leads business?

Jim Riesenbach:	Well at this point we’ve been watching very, very carefully. New car leads as a whole are slightly down, they’re not down even to at this point to the degree that new car sales have decreased in January or February, but we’re watching it very, very cautiously. At the same time, we have some advantages, in that, we have launched this multi-lead distribution system, which is allowing us to sell the same lead more effectively more times than we ever had before and that’s an offset, but it also changes some of the dynamics of the business in that our mix is going to look different and already does look different than it did just this time last year and that we have more wholesale leads that we’re selling which is causing a reduction in our ASP. But, we do believe that given the market place, given our move into used, that short of anything unforeseen on the macro-economic front that we’ll probably see reasonable stability in this business.

George Grose:	Okay. Thank you.

Operator:	Again, if you would like to ask a question simply press star then the number 1 on your telephone keypad.

There are no audio questions at this time.

Jim Riesenbach:	Okay. Well thank you everyone. We’ll be back with you at the end of this quarter to talk about our 2008 results, first quarter, and we’re looking forward to briefing you as we have more information. Thank you again.

Operator:	That concludes today’s conference call. You may now disconnect.

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